Exhibit 99.1

CORPORATE HEADQUARTERS
Metrologic Instruments, Inc.
90 Coles Road
Blackwood, NJ 08012-4638
Tel 856.228.8100
Fax 856.228.6673 (sales)
Fax 856.228-0653 (finance/legal)
www.metrologic.com

                                                            [LOGO OF METROLOGIC]

              METROLOGIC ANNOUNCES RECORD FINANCIAL RESULTS FOR THE
                 FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

                           INITIATES GUIDANCE FOR 2006

              TELECONFERENCE 8:30 A.M. WEDNESDAY, FEBRUARY 22, 2006

Blackwood, New Jersey - February 21, 2006 -- Metrologic Instruments, Inc. (NASDAQ-NMS:MTLG) today announced record financial results for the full year and quarter ended December 31, 2005 with total annual revenue of $210.5 million and net income of $25.2 million or $1.09 earnings per fully diluted share.

     o Sales for the full year 2005 increased by 18.3% to $210.5 million as compared to $178.0 million in 2004. Sales for the quarter ended December 31, 2005 increased by 14.8% to a record $61.0 million as compared with sales of $53.1 million for the same period last year. The fourth quarter 2005 was the highest sales quarter in the Company's 37-year history.

     o On an annual basis, gross margin was 43.2%, within the annual target range previously announced by the Company. Gross margin for the fourth quarter was 41.8% versus 44.8% for the fourth quarter 2004. Gross margin for the fourth quarter 2005 was impacted by the successful expansion of the Optical Systems business which carries inherently lower margins than our Data Capture and Collection business, the continued growth of shipments to Tier 1 retailers for recently introduced products, and some additional freight and other costs associated with satisfying increased customer demand.

     o Operating expense as a percentage of revenue declined by 0.9% for the full year 2005 and decreased by 2.2% in the fourth quarter versus the fourth quarter of 2004 as a result of increased operating leverage. Selling, general and administrative (SG&A) expenses increased 5.8% as compared to the fourth quarter of 2004, primarily as a result of the costs associated with the reorganization of our sales force in the EMEA sales region.

     o For the full year 2005, net income increased 11.2% to a record $25.2 million, or $1.09 earnings per fully diluted share. Net income for the fourth quarter of 2005 was $9.0 million or $0.39 earnings per fully diluted share, compared with net income of $8.7 million or $0.38 earnings per fully diluted share for the fourth quarter of 2004. However, net income for the fourth quarter 2004 included a $2.4 million gain due to foreign currency translation, primarily related to the change in the Euro relative to the value of the US Dollar. The Company benefited from a quarterly tax rate of 10.7% in the fourth quarter of 2005 and resulting effective annual tax rate of 28.8%, primarily due to the benefits afforded by the American Jobs Creation Act of 2004.

BUSINESS SEGMENT AND GEOGRAPHICAL HIGHLIGHTS

The Data Capture and Collection business segment continued its growth with an increase of 21.1% for the full year 2005 and an 18.1% increase over the fourth quarter of 2004, reflecting solid results from both established and newer Channel partners in several major verticals including retail and healthcare as well as successes with Tier 1 retailers. With robust growth of 38.5% for the full year and 65.5% for the quarter, the Optical Systems business offset the expected weakness in the Industrial Automation business, resulting in an increase of 7.7% for the year and flat quarterly segment results. From a geographic perspective, the EMEA sales organization achieved revenue growth of 18.0% and 22.5% for the full year 2005 and fourth quarter, respectively, reflecting strength in the Channel and continuing success with Tier 1 retailer efforts. Sales in the Asia/Pacific region increased 21.9% for the year and 17.0% for the fourth quarter; a clear reflection that the Company's expanded sales coverage in that region is yielding results. The Americas sales revenue growth was 17.5% for the full year and 7.8% for the fourth quarter of 2005; it is important to note that the fourth quarter of 2004 included several large Tier 1 retailer deals.

2006 FULL YEAR OUTLOOK

Metrologic also announced its guidance for the full year 2006. Revenue is expected within a range of $240.0 million to $250.0 million. The Company expects gross margin to be in the range of 43.0% to 44.0% for the year, with the expectation that wide variances may occur quarter to quarter due to product mix, business segment contribution and other factors. Net income for 2006 is expected to be $27.9 million to $29.0 million, or $1.20 to $1.25 earnings per fully diluted share, exclusive of non-cash stock option expense. Factoring in an estimated $1.6 million or $0.07 per fully diluted share for the expensing of non-vested stock options outstanding as of December 31, 2005 as required under SFAS No. 123 ( R), Share-based Payment, net income is expected to be $26.3 million to $27.4 million , or $1.13 to $1.18 per fully diluted share. SFAS No. 123 ( R) became effective for Metrologic as of January 1, 2006. Other factors to consider include an assumed rate for the Euro of $1.20 to $1.25 to the US Dollar and an effective annual tax rate of 36%. These statements do not consider the effect of any acquisitions, dispositions, the results of litigation or other significant Company events that may take place during the year.

CONFERENCE CALL INFORMATION

The Company will host a conference call for investors on Wednesday, February 22 at 8:30 AM ET. The dial in numbers for the teleconference are: (800) 946-0705 (Domestic/Canada) or (719) 457-2637 (International). Those interested in participating in the conference call should dial in at least 10 minutes prior to commencement of the call. The audio for the conference call will also be available as an audio web cast that can be accessed through the Metrologic web site at www.metrologic.com by clicking on the banner at the bottom of our home page and following the instructions. Also available through our web site will be a graphical presentation that will be referred to throughout the conference call. The graphical presentation will be available for download and printing 30 minutes before the start of the conference call.

ABOUT METROLOGIC

Metrologic Instruments, Inc. ("Metrologic" or the "Company") is a global supplier of choice for data capture and collection hardware, optical solutions, and image processing software. Metrologic has been delivering innovative, quality products that are cost effective, reliable and supported by a superior level of personal service for nearly 40 years. Metrologic products are sold worldwide through Metrologic's sales, service and distribution offices located in The Americas, EMEA and Asia/Pacific. Metrologic provides its customers not only with a great deal, but a great deal more. For more information please call 1-800-667-8400 or visit www.metrologic.com.

FORWARD LOOKING STATEMENTS

Forward-looking statements contained in this release are highly dependent upon a variety of important factors which could cause actual results to differ materially from those reflected in such forward looking statements. Specifically, the factors that could cause actual results to differ from expectations include: the timing, introduction and market acceptance of Metrologic's new products; foreign currency fluctuations with the US dollar; pricing pressures; competitive factors; sales cycles of Metrologic's products; Metrologic's ability to control manufacturing and operating costs as well as product and revenue mix which affect future profitability; the effect of current and pending legislation on the Company's effective annual tax rate; technological changes in the data capture industry, including the adoption of imaging-based and RFID technologies; availability of patent protection for Metrologic's vision-based technologies, and other products; the results of litigation; general economic conditions; and the potential impact of terrorism, international hostilities and natural disasters. When used in this release and documents referenced, the words "believes", "expects", "may", "should", "seeks", or "anticipates", and similar expressions as they relate to Metrologic or its management are intended to identify such forward-looking statements. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors, please see Metrologic's reports filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT:
Ann Anthony - Director, Investor Relations
856.228.8100
Email: a.anthony@metrologic.com

                          METROLOGIC INSTRUMENTS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (amounts in thousands, except per share data)

                                            Three Months Ended       Twelve Months Ended
                                               December 31,              December 31,
                                         -----------------------   -----------------------
                                            2005         2004         2005         2004
                                         ----------   ----------   ----------   ----------
Sales                                    $   60,993   $   53,109   $  210,453   $  177,955
Cost of sales                                35,520       29,341      119,638       96,227
                                         ----------   ----------   ----------   ----------
Gross profit                                 25,473       23,768       90,815       81,728
Selling, general and administrative
 expenses                                    13,805       13,048       48,762       42,518
Research and development expenses             1,997        1,850        8,521        7,521
                                         ----------   ----------   ----------   ----------
Operating income                              9,671        8,870       33,532       31,689
Net interest income                             323           85          580          183
Other income (expense)                           36        2,360        1,315        1,976
                                         ----------   ----------   ----------   ----------
Income before income tax expense             10,030       11,315       35,427       33,848
Income tax expense                            1,075        2,606       10,218       11,168
                                         ----------   ----------   ----------   ----------
Net income                               $    8,955   $    8,709   $   25,209   $   22,680
                                         ==========   ==========   ==========   ==========
Earnings per share:
   Basic                                 $     0.40   $     0.40   $     1.14   $     1.06
   Diluted                               $     0.39   $     0.38   $     1.09   $     0.99
Weighted average number of common
 shares outstanding:
   Basic                                     22,271       21,679       22,129       21,472
   Diluted                                   23,150       23,027       23,113       22,974

                          METROLOGIC INSTRUMENTS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                           (all amounts in thousands)

                                                  December 31,   December 31,
                                                      2005           2004
                                                  ------------   ------------
Cash and cash equivalents                         $     73,938   $     64,715
Accounts receivable, net                                48,462         35,153
Inventories, net                                        29,364         23,865
Other current assets                                     6,400          4,369
                                                  ------------   ------------
  Total current assets                                 158,164        128,102
Property, plant and equipment, net                      20,402         19,468
Goodwill and other intangibles, net                     43,103         43,462
Other assets                                             1,205          1,495
                                                  ------------   ------------
     Total assets                                 $    222,874   $    192,527
                                                  ============   ============

Accounts payable and accrued expenses             $     32,326   $     27,012
Current portion of debt                                 18,433         16,265
Deferred contract revenue                                  739          1,507
                                                  ------------   ------------
     Total current liabilities                          51,498         44,784
Long term debt                                               3          2,015
Other liabilities                                        3,687          7,712
Total shareholders' equity                             167,686        138,016
                                                  ------------   ------------
     Total liabilities and shareholders' equity   $    222,874   $    192,527
                                                  ============   ============

                             SUPPLEMENTAL SALES DATA

                                               Three Months Ended                                Twelve Months Ended
                                                  December 31,                                       December 31,
                                ------------------------------------------------   ------------------------------------------------
                                                             %            %                                     %            %
                                   2005        2004        Total        Growth        2005        2004        Total        Growth
                                ----------  ----------   ----------   ----------   ----------  ----------   ----------   ----------
BY GEOGRAPHY(1)
The Americas                    $   27,305  $   25,325         44.8%         7.8%  $  100,757  $   85,731         47.9%        17.5%
EMEA                                26,155      21,344         42.9%        22.5%      83,593      70,819         39.7%        18.0%
Asia/Pacific                         7,533       6,440         12.3%        17.0%      26,103      21,405         12.4%        21.9%
                                ----------  ----------   ----------                ----------  ----------   ----------
                                $   60,993  $   53,109        100.0%        14.8%  $  210,453  $  177,955        100.0%        18.3%

BY BUSINESS SEGMENT(2)
Data Capture and Collection     $   50,131  $   42,430         82.2%        18.1%  $  169,749  $  140,171         80.7%        21.1%
Industrial Automation/Optical
 Systems
   Industrial Automation             2,927       5,883          4.8%       -50.2%      13,958      18,475          6.6%       -24.4%
   Optical Systems                   7,935       4,796         13.0%        65.5%      26,746      19,309         12.7%        38.5%
                                ----------  ----------   ----------                ----------  ----------   ----------
                                $   60,993  $   53,109        100.0%        14.8%  $  210,453  $  177,955        100.0%        18.3%

(1) The Company has changed its geographic categories from North America, previously comprised of POS/OEM and AOA, EMEA, Asia/ROW and South America, to The Americas, EMEA and Asia/Pacific which is more consistent with how the Company looks at its business.

(2) As previously noted in our Annual Report on Form 10-K filed with the SEC on March 15, 2005, the Company has changed its business segment titles from "POS/OEM" to "Data Capture and Collection", and from "Industrial/Optical Systems" to "Industrial Automation/Optical Systems".